ALLIES LIMITED

BUSINESS PLAN

2010

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

TABLE OF CONTENTS

PAGE
COMPANY OVERVIEW	3
Company Registration	3
Business Concept	3
Management Profiles	4
Core Competencies	4
Current Status of Company	5
SERVICE OVERVIEW	6
Service Description	6
Company Advantages	6
INDUSTRY OVERVIEW	8
Key Players	9
Transaction of Business	9
Competition	9
Size and Growth of Industry	9
Barriers to Entry	9
Government Regulation	9
Risk Factors	11
THE ORGANIZATION	10
Organizational Overview	10
Management	10
Site and Facility	10
Start-up and Regulatory Requirements	12
MARKETING	12
Goals/ Objectives/ Strategies	13
Target Business Segments	13
Market Size/ Market Share/ Market Potential	14
Competitor Overview	15
S.W.O.T. Overview	16
OPERATIONS	16
Site & Facility	16
Training and Development	16
Vendor Relationship Management	16
Customer/Client Service	16
Research and Development	16
Compliance	16
Disaster Recovery	16
Document Management	16
FINANCIAL STATEMENTS	18
EXIT STRATEGY	18

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

1.0	COMPANY OVERVIEW

[1.1]           COMPANY REGISTRATION

Name of Company: Allies Limited
State or Jurisdiction of Incorporation:  Nevada
Date of Incorporation:  July 23rd, 2009
Type of Corporation: C
Primary Industrial Classification Code #:  6798
Headquarters Location:  12020 Shamrock Plaza/ Suite 220/ Omaha Ne. 68154
Primary Contact Phone #:   402.778.4844
Website:   www.allieslimited.com
Brand Names/ Trade Names/ Subsidiaries:  Na

[1.2]           BUSINESS CONCEPT

[1.2.1]           Vision
Allies Limited hopes to sponsor and manage a variety of investments, worldwide, in private equity and potential debt transactions on behalf of third-party investors and our own firm.

 Allies Limited hopes to be a global firm with private equity experience, in-depth industry knowledge, sophisticated processes for growing and improving businesses, and to develop a strong culture committed to teamwork and sharing information across offices in the U.S., Europe, Asia, and Australia

Allies Limited hopes to sponsor and manage funds and accounts that make investments in fixed income and other strategies.  We also look to engage in capital markets transactions and other activities that capitalize on the experience and knowledge that we have accumulated throughout our management’s past history.

[1.2.2]           Mission
Allies Limited’s mission as a preeminent private equity and venture capital firm is to create exceptional returns for its shareholders and portfolio companies.

[1.2.3]           Business Model
Allies Limited will earn revenues in a variety of ways including earning ongoing management fees for providing networking, management, consultation, and other services to our holding companies management, as well as transaction, monitoring and other potential fees in connection with our private equity and other investments.  We will selectively pursue opportunities to develop new investment structures and products that we believe will help us increase the amount of managed capital that we are able to commit to individual transactions, grow our assets under management and capture additional income streams and value for shareholders.  Allies Limited may partner with VC and Private Equity firms to participate and co-fund early stage companies which, over time, will add significant value to Allies Limited shareholders.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

[1.4]           MANAGEMENT PROFILES

The management team has a vast expertise in a variety of industries including emerging technology, commercial real estate, the securities industry and corporate finance.

Real Estate Portfolio Manager and President, Allies Limited
Dr. Kenneth Hagen has over 30 years of extensive experience in early-stage company formation and capitalization.  Dr. Hagen founded a dental practice in 1978 that quickly developed into a multi-doctor, multi-location dental group; Family Dental Associates, Summit Dental Associates PC and Umbrella Real Estate LLC.  After divesting of these, he co-founded Price/Hagen Investments, a registered investment advisory firm in Omaha Ne., became licensed and co-hosted a top regional financial talk show associated with the firm.  Since 2001, he has continued to participate in real estate investments and development with Maple Valley LLC.

New Media and Investment Strategies Portfolio Manager, Vice President, Allies Limited
Ted Price (Pysh) brings over 4 decades of business development, sales and marketing expertise to Allies Limited.  Mr. Price manages the corporate sales and marketing of Allies Ltd.  Mr. Price’s experience in these areas began over 25 years ago when he founded and managed (1984-1996) a highly successful Marketing and Consulting firm called Price Marketing Group.  The company provided marketing and advertising consultation and solutions to a variety of businesses on a local, regional, and national level.  Mr. Price then co-founded Price/Hagen Investments and served with Dr. Hagen until 1999 when he assumed the position of President of an early-stage securities firm; R.J. Thompson Securities (a.k.a rjt.com).

Mr. Price successfully facilitated the capitalization of rjt.com with $15 million through the initial series A & B investment rounds.  As President of the firm, Mr. Price was responsible for all of the strategic sales and marketing of the firm including managing advertising and marketing relationships with CNBC, MSNBC, Barron’s, industry analysts and other public relations and media.

Additionally, Mr. Price helped orchestrate the successful sale of rjt.com to TD Waterhouse in 2001 for $93 million.

Mr. Price is on the Board of Directors and CEO for a weight loss chain.  As with rjt.com, he was responsible for its initial capitalization and led corporate growth with strategies including the development and implementation of a franchise program leading to franchise locations in several states including Nebraska, Florida, Iowa, Illinois, California, and Michigan.

[1.5]           CORE COMPETENCIES

Allies Limited core competencies include but are not limited to:

➢	Extensive experience and background in real estate development
Allies Limited management has many years in real estate development and is exceptionally competent in recognizing development opportunities with the potential for significant and near-term appreciation.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

➢	Extensive experience and background in early-stage company formation and capitalization
Allies Limited personnel includes individuals who are experienced and adept in the discovery and due-diligence of ‘start-up’ and ‘second-stage’ (primarily new technology) firms with the potential to have exponential growth and viral expansion over relatively short time spans.  Management of Allies Limited has a 20 year history of raising multiple funds and has received approximately $50 million of capital from investors for management and investment in past fund ventures not affiliated with Allies Ltd.
➢	Marketing and strategic partnering
Allies Limited is strategically networked with investors, business leaders, the media and other venture capital groups.  These connections will facilitate the promotion of Allies holdings.
➢	Sound investment generation strategies
Out internal investment strategies and our constantly growing network of business relationships, provide us with an important source of proprietary investments and give us an advantage in sourcing investments in a variety of leading and growing companies.

[1.6]           LOCATION(S)

Allies Limited has offices at 12020 Shamrock Plaza/ Suite 200/ Omaha, Ne. 68154

[1.7]           CURRENT STATUS OF COMPANY

[1.7.1]           Development
We are selectively pursuing opportunities to develop new investment structures and products that we believe will help us increase the amount of managed capital that we are able to commit to individual transactions, grow our assets under management and capture additional income streams and value for shareholders.

 [1.7.2]                      Financial
We are a start-up stage company that is actively soliciting new investments via sales presentations to accredited individuals.  In addition, an S-1 has been filed with the SEC in anticipation of a direct public offering of Allies Limited common stock.  The shares are targeted to be traded on the OTC Bulletin Board.  Allies Limited does not have any debt at this time.

[1.7.3]           Personnel
Currently there is one full-time employee.  There are no employment agreements in effect.

[1.8]           PATENTS, TRADESMARKS, COPYRIGHTS

The company does not currently have any registered patents or trademarks

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

2.0	SERVICES OVERVIEW

[2.1]           SERVICE DESCRIPTION

Allies Limited is a VC private equity firm acquiring interests in commercial real-estate and industry-leading companies.  We partner with entrepreneurs who have the energy, vision, experience and passion to build great companies and help to grow them into thriving, sustainable and profitable enterprises through hands-on advice and support.

[2.2]           ALLIES LIMITED ADVANTAGES

Our internal investment generation strategies and our constantly growing network of business  relationships, provide us with an important source of proprietary investments and give us an advantage in sourcing investments in a variety of leading and growing companies.
Sourcing Advantages
➢	Industry team focus
➢	Direct contacts with business leaders
➢	Strong relationships with financial institutions, the media, investors, and other VC firms
Value Creation Advantages
➢	Operationally focused investment professionals
➢	Current and future Allies Ltd. Portfolio companies
➢	Focused value-creation process with detailed 100-day planning

3.0           INDUSTRY OVERVIEW

[3.1]           INDUSTRY BACKGROUND
The history of private equity and venture capital and the development of these asset classes have occurred through a series of boom and bust cycles since the middle of the 20th century. Within the broader private equity industry, two distinct sub-industries, leveraged buyouts and venture capital experienced growth along parallel, although inter-related tracks.  The industry that is today described as private equity was conceived by a number of corporate financiers, most notably Jerome Kohlberg, Jr. and later his protégé, Henry Kravis. Working for Bear Stearns at the time, Kohlberg and Kravis along with Kravis' cousin George Roberts began a series of what they described as "bootstrap" investments targeting family-owned businesses, many of which had been founded in the years following World War II.

Private equity firms began to emerge out of the investment banking industry around 1982.  Since that time, literally hundreds of private equity firms have been instituted in the U.S. alone.  More than $551 billion dollars of capital has been raised and re-invested by these firms since 2002.

The largest of these is the Carlyle Group with $86.1 billion of assets under management committed to 64 funds as of June 30, 2009 and Kohlberg Kravis Roberts (KKR) with $58 billion.  It is a rapidly maturing industry and mega acquisitions are made almost every business day by these firms.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

Private equity plays a major role in our economy and is key to the expansion of businesses and the creation of new goods and services alike. Companies seek private equity funding for multiple reasons. Not only do private equity investors provide cash to a company, but they provide much needed guidance, experience, industry expertise, and placement of top executives, financial engineering, and other skill sets to help companies advance through their growing pains.

 [3.2]           KEY PARTICIPANTS Overview

               SHAREHOLDERS

Venture Capital Firm
(General Partner)
Limited Partners (Investors)
(public pension funds, corporate pension funds, insurance companies, high net-worth individuals, family offices, endowments, foundations, fund-of-funds, sovereign wealth funds, etc.)
Ownership of the Fund
Fund / Investment Management
Venture Capital Fund
(Limited Partnership)
The Fund's ownership of the portfolio investments
Investment
Investment
Investment

    Revenue

[3.3]           THE TRANSACTION OF BUSINESS

Among the most common investment strategies in private equity includes leveraged buyouts (LBO), venture capital, growth capital, distressed investments and mezzanine capital.  Many times investments are short in nature.

Leveraged buyouts involve a financial sponsor agreeing to an acquisition without itself committing all the capital required for the acquisition.  To do this, the financial sponsor will raise acquisition debt which ultimately looks to the cash flows of the acquisition target to make interest and principal payments.  Acquisition debt in an LBO is often non-recourse to the financial sponsor and has no claim on other investment managed by the financial sponsor.  Therefore, an LBO transaction’s financial structure is particularly attractive to a fund’s limited partners, allowing them the benefits of leverage but greatly limiting the degree of recourse of that leverage.   This kind of financing structure benefits an LBO’s financial sponsor in two ways: (1) The investor itself only needs to provide a fraction of the capital for the acquisition, and (2) the returns to the investor will be enhanced (as long as the return on assets exceeds the cost of the debt).

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

[3.4]           COMPETITORS

The competition in the industry comes from being the first to find and secure the capital necessary to make attractive acquisitions in either commercial real estate or, in the specific business plan of Allies Limited, ‘start-up’ high technology firms with the potential of significant returns on investment in relatively short time cycles.

Other private equity firms, especially the more mature, will initially have significantly more capital and more extensive resources to find and acquire promising opportunities than Allies Ltd.  However, the supply of promising companies with defensible business plans and commercial real estate buying opportunities are numerous throughout the economy.  Initially, Allies has and will focus on smallish acquisitions ($10 million or less) in order to buff up its asset portfolio and avoid fierce competition from more mature organizations.

As we grow in acquisitions and capital, Allies will then be better prepared to compete in the Fortune 500 market.

As mentioned, two of the largest private equity groups include the Carlyle Group and Kohlberg Kravis Roberts (KKR).  The Carlyle Group is a global private equity firm with $86.1 billion of assets under management committed to 64 funds as of June 30, 2009. Carlyle invests in buyouts, growth capital, real estate and leveraged finance in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $56.3 billion of equity in 920 transactions for a total purchase price of approximately $229.1 billion. The Carlyle Group employs more than 875 people in 20 countries. In the aggregate, Carlyle portfolio companies have more than $109 billion in revenue and employ more than 415,000 people around the world.

Kohlberg Kravis Roberts & Co. (commonly referred to as KKR) is a New York City based private equity firm that sponsors and manages investment funds, focusing primarily on leveraged buyouts of mature businesses. Since inception, the firm has completed over $400 billion of private equity transactions and was one of the pioneers of the leveraged buyout industry.  KKR invests primarily through leveraged buyouts as well as growth capital investments (including "PIPE" investments in public companies). It specializes in private equity investments with a focus on specific industry sectors where the firm has created nine dedicated investment groups.  As of the end of 2008, KKR had completed fund-raising for approximately 14 traditional investment funds in the US, Europe and Asia with total committed capital of approximately $58 billion.

[3.5]           SIZE AND GROWTH FACTORS OF THE INDUSTRY

 Venture capital, as an industry, originated in the United States and American firms have traditionally been the largest participants in venture deals and the bulk of venture capital has been deployed in American companies. However, increasingly, non-US venture investment is growing and the number and size of non-US venture capitalists have been expanding.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

In the year of 2008, while the Venture Capital fundings were still majorly dominated by U.S. (USD 28.8 B invested in over 2550 deals in 2008), compared to International fund investments (USD 13.4 B invested in everywhere else), there have been an average 5% growth in the Venture capital deals outside of the U.S- mainly in China, Europe and Israel.  Geographical differences can be significant. For instance, in the U.K., 4% of British investment goes to venture capital, compared to about 33% in the U.S

[3.6]           BARRIERS TO ENTRY

The Private Equity industry is actually very dynamic, with low barriers to entry.  Anyone with decent contacts and a few thousand dollars for legal and regulatory fees can set up his own hedge fund or private equity fund and begin trading.  However, the key to success lies in finding and executing an opportunity, attracting large amounts of capital from investors and posting strong investment returns.   It’s often difficult for new or small funds to be successful in both producing strong investment returns and attracting institutional capital to reach critical mass.  Because the competition for finding deals is so fierce, it means that winning the deal in the first place may be difficult.

Despite the low barriers to entry, it’s often difficult for new participants to stay alive. The private equity or alternative investment business is very competitive and investors demand strong returns that are not correlated to traditional equity markets.  Private equity investments are more illiquid than traditional investments.

 [3.7]           GOVERNMENT AND INDUSTRY REGULATION

None at this time

[3.8]           RISK FACTORS

Some of the risks that may exist include those associated with start-up companies.

 [3.9]           FINANCIAL NORMS AND PATTERNS

As a percentage of the purchase price for a leverage buyout target, the amount of debt used to finance a transaction varies according to the financial condition and history of the acquisition target, market conditions, the willingness of lenders to extend credit (both to the LBOs financial sponsors and the company to be acquired) as well as the interest costs and the ability of the company to cover those costs.  Historically the debt portion of an LBO will range from 60-90% of the purchase price, although during certain periods the debt ratio can be higher or lower than the historical averages.  From 2000-2005, debt averaged between 59.4% and 67.9% of total purchase price for LBOs in the US.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

4.0           THE ORGANIZATION

[4.1]     ORGANIZATIONAL INFRASTRUCTURE

Executive Committee
Executive VP Secretary - Ted Price (Holding Co.Marketing & Sales Division) & (New Media & Technology Division)
Managing Director Private Equity - David Steiers
CEO/President/Treasurer - Dr. Kenneth Hagen (Operations) & (Commercial Real  Estate Division)

[4.2]           MANAGEMENT

[4.2.1]           Directors, Advisory Board, Executive Officers
Number of Directors:   [2]   (Elected annually)
Number of Outside Directors:  [none]

Executive Officers:
Name: Kenneth James Hagen Jr. DDS
Address: Omaha Ne.
Title(s): Director of Allies Limited/ CEO/ President/ Treasurer

Name: Ted Price
Address: Omaha Ne.
Title(s) Director of Allies Limited/ EVP/ Secretary

[4.2.2]           Key Positions and Responsibilities
Real Estate Portfolio Manager
Primary responsibilities include the ongoing monitoring/management of the existing portfolio in addition to due-diligence in the evaluation of new candidate properties.

ALLIES LTD
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New Media and Investment Strategies Portfolio Manager
These individuals utilize their network of institutional investors, high net-worth investors, financial institutions and other VC groups to market the company’s  ‘holding companies’ and real estate to increase valuation and to raise venture capital to fund current and future investments.  This group is synergistically connected with other networked individuals that will facilitate the promotion of Allies Holdings
Start-up Consultation
This division includes individuals who are experienced and adept at providing support, assistance and advice to ‘start-up’ and ‘second-stage’ firms

[4.3]           CORPORATE GOVERNANCE
Allies Limited’s corporate governance principles includes key elements of honesty, trust and integrity, openness, performance orientation, responsibility and accountability, mutual respect, and commitment to the organization.  That said, Allies’ internal system of structuring, operating and controlling a company with a view to achieve long-term strategic goals, encompasses policies, processes and people, which serve the needs of shareholders and other stakeholders, by directing and controlling management activities with good business savvy, objectivity, accountability and integrity.
Allies Limited’s principles of corporate governance include:
➢	The rights and equitable treatment of shareholders
➢	Interests of other stakeholders
➢	A Board of Directors with a skill-set and understanding to be able to deal with various business issues
➢	Integrity and ethical behavior
➢	Disclosure and transparency
Issues that our corporate governance policies will be addressing include:
➢	Internal controls, internal auditors and quality of audits
➢	Oversight and management of risk
➢	Oversight of the preparation of the entity’s financial statements
➢	Resources made available to directors in order to carry out their business
➢	Dividend policy

[4.4]           COMPENSATION/ INCENTIVES/ BENEFITS/ AGREEMENTS
Compensation
At this time only one employee is receiving a salary.  No compensation is being offered to any other persons, officers, or directors.
Incentives
 Currently there are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers/directors, this includes long-term incentive plans (LTIP).  There was however, an award of ‘founders’ stock which was issued for services to the founders.
Employment Contracts
There are no employment agreements at this time

[4.5]           HUMAN RESOURCE ADMINISTRATION
This is comprised of policies, standards, procedures on all things HR, including documentation.

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[4.6]           SITE AND FACILITY CRITERIA
There are no special or unique site or facility requirements (e.g. physical structure, data storage, power etc) necessary for Allies Limited to conduct its business other than traditional office functionality.

[4.7]           REGULATORY REQUIREMENTS
Government and Industry Regulation
None at this time
Environmental Laws
The company’s operations currently have no material effect on the environment

6.0           MARKETING

[6.1]           FORWARD- LOOKING STATEMENTS
[6.1.1]           Commercial Real Estate
Allies Limited specializes in identifying positive cashflow properties in a declining market that we believe we have bought, or can buy, at extraordinary discounts to current market prices.  Given this scenario the upside for these acquisitions is significant.  Currently Allies owns class ‘A’ commercial property in Phoenix valued at $8.3 million. (See item overview in appendix)

[6.1.2]           High-growth, new technology companies
Allies Limited has actively engaged in the discovery and due-diligence of acquiring ‘start-up’ and ‘second-stage’ (primarily new technology) firms with the potential to have exponential growth and viral expansion over relatively short time spans.  These start-ups generally are in need of fresh capital to bring their projects to fruition.  Allies Limited intends to provide capital for these firms in return for significant equity and managerial consultation.

 In particular, Allies Limited has secured a 40% stake in a leading-edge technology company called Salus Novus Inc. and its brand called ‘Tellisaac’.  Tellisaac is a personal health platform (PHP) merging technology and social networking to provide users a unique peer-to-peer experience sharing and accessing comprehensive health-related content and life-management services.  The web-based system provides information, research, and tools built into a proprietary database designed to empower the user to actively engage with its peers.   By utilizing a viral marketing approach and targeting individuals with ‘high social networking potential’ (SNP), Salus Novus expects to generate over a million users in the near-term and capitalize on ‘ad-click’ revenue.

In addition, a business-to-business (B2B) division will market information to pharmaceutical companies, universities, and government entities.   Given that pharmas spend millions of dollars on information, this will also be a lucrative revenue stream.

Given these notable acquisitions:
➢	Microsoft purchased a 1.6% stake in Facebook for $240 million, reportedly to gain exclusive advertising rights.
➢	Myspace was acquired by NewsCorp for nearly $500 million
➢	Mint.com with only 1.6 million users and less than 36 months old, was acquired by Intuit for $170 million.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

 Tellisaac with its plan for garnering 1 million users in the first several months, is well positioned to be acquired  within 24 months for well into 9 figures.

To maximize the value of our shares,  Allies Limited will be engaging, on a regular basis, its network of contacts in media through the use of press releases, phone calls, emails, and other media  channels, to bring full attention to Allies Limited and its portfolio companies, thereby enhancing the valuation of Allies and facilitating additional investment.

[6.1.3]           The Shelf (a.k.a. Aged) corporation and its symbol
In anticipation of Allies Limited receiving a stock symbol, the corporate entity’s value will increase significantly, potentially as high as six-figures.  This could be marketed at some time as applicable.

[6.2]           GOALS/ OBJECTIVES/ STRATEGIES
[6.1.1]           Goals/Objectives
➢	Grow value for our shareholders and portfolio companies
➢	Increase the market capitalization of the company
➢	Work with our acquisition’s management to support, assist and advise with the intent to grow them into thriving, sustainable and profitable enterprises
➢	Take Allies Limited public
➢	Establish balance, order flow, and a healthy marketplace for our Allies shareholders
 [6.1.2]                      Strategies
➢	Create industry specific funds (e.g. Commercial Real Estate Fund/ New Media Technology Fund)
➢	Actively promote our firm and the ‘holding’ companies that comprise our portfolio funds
➢	Focus on businesses with existing cash-flows in commercial real estate and high-growth emerging markets
➢	Partner with other institutional investors and private equity groups to increase our opportunities
➢	Acquire assets through corporate divestiture transactions
➢	Partner with early-stage and family-owned businesses and strategic buyers
➢	Purchase and grow companies through industry-consolidation strategies
➢	Prior to investing, identify the measures we will take to create new value for Allies shareholders and stakeholders (a.k.a. 100-Day Plans)
➢	Work with a variety of service providers to ensure the continued growth and success of the firm
➢	Utilize a variety of research and analytic tools to better manage portfolio investments and provide substantive intelligence to our team members
➢	Provide optimum support, assistance, and advice to our portfolio companies
➢	Utilize a distressed debt strategy (a.k.a. loan-to-own) by assuming defaulted commercial loans
➢	Apply for listing to trade publicly on the Over the Counter Bulletin Board (OTCBB)
➢	Promote the security to the general public, brokers, market makers and institutions

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

[6.2]           TARGET BUSINESS SEGMENTS (Principal Services and their Markets)

Allies Limited will be separated into several distinct divisions and personnel for specific business sectors.  There will be a commercial real estate division championed with recognizing real estate development opportunities with the potential for significant and near-term appreciation for Allies shareholders.  This ‘Commercial Real Estate Fund’ will focus on acquiring interests in performing real-estate at or below distressed pricing.  An emphasis will be placed on locating these properties in high-growth geographies with consistent population and commercial growth.

 Our commercial real estate interests include positive cash flow, class A office space
Another division of Allies will focus on ‘start-up’ and ‘second-stage’ (primarily new technology) firms with the potential to have exponential growth and viral expansion over relatively short (18-60 month) time spans.  The ‘New Media Technology Fund’ will be used to make whole and partial investments in companies with defensible business models in high growth technologies.  Companies with potential for patent-related revenue, business to business revenue and emerging revenue will be of particular importance in our evaluation process.  These ‘start-ups’ are in need of fresh capital to bring their projects to fruition.  Allies Limited intends to provide capital for these firms in return for significant equity and managerial consultation.
Allies final distinct division will be in the business of marketing its ‘holding companies’ and real estate to increase valuation and to raise venture capital to fund current and future investments.    Allies may partner with other private equity firms to help fund projects of interest.

Additionally, Allies Limited is in the business of consultation for general business purposes, primarily, but not limited to, marketing real estate development, emerging breakthrough technologies, dental practices, and health centers.

[6.3]           MARKET SIZE/ MARKET SHARE/ MARKET POTENTIAL

[6.3.1]           Size of the industry -  Investment Activity
A record $686 billion of private equity was invested globally in 2007, up over a third on the previous year and more than twice the total invested in 2005. Private equity fund raising also surpassed prior years in 2007 with $494 billion raised, up 10% on 2006. The contraction in the credit markets caused by the sub-prime crisis, triggered a slowdown in private equity financing and it became more difficult for private equity firms to obtain debt financing from banks to complete private equity deals.

With the onset of the global financial crisis in 2008, private equity investment activity decreased sharply. Approximately $190 billion of private equity was invested globally in 2008, down 40% on the previous year. Investment activity slowed in the second half of the year as liquidity dried up and investors became more risk averse as equity markets fell. Buyouts’ share of total investments fell to 41% in 2008 from 89% in the previous year as the contraction in the credit markets made it more difficult for private equity firms to obtain debt financing from banks to complete deals. Early indicators for 2009 show that activity was down further in the first half of the year with firms doing smaller deals and using less leverage. As large buyout activity slowed, investments hit a 12 year low and dropped to $24 billion in the first half of 2009, down to one-sixth the level in the same period in 2008.

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From a geographic perspective, in 2007, North America accounted for 71% of global private equity investments (up from 66% in 2000). Between 2000 and 2007, Europe’s share of investments fell from 20% to 15%. This was largely a result of stronger buyout market activity in the US than in Europe. Between 2000 and 2007, although there was an increase in Asia-Pacific and emerging markets fundraising activity, this region’s share of investments remained relatively unchanged at around 12%.

[6.3.2]           Size of the Industry -  Fundraising Activity

Private equity funds under management totaled $2.5 trillion at the end of 2008. The 15% increase during the year was due to strong fund raising activity in the first half of 2008 and an increase in unrealized portfolio investments, as firms were reluctant to exit their stakes in market conditions of falling valuations. Funds available for investments totaled 40% of overall assets under management or some $1 trillion, a result of high fund raising volumes between 2006 and 2008.[

Despite the financial crisis and fall in private equity investments, fund-raising levels were down only 8% in 2008 to $450 billion, a result of a relatively strong start to the year. The slowdown in fund-raising accelerated in the first half of 2009, with under $100 billion raised, a two-thirds drop on the same period in 2008. The fall in investment activity and economic slowdown have given a boost to the secondary market for private equity where existing stakes in private equity holdings are bought and sold.

From a geographic perspective, in 2007, North America accounted for 65% of funds raised (down from 68%). Between 2000 and 2007, Europe’s share of funds raised fell from 25% to 22%. This was largely a result of stronger buyout market activity in the US than in Europe. Between 2000 and 2007 there was a rise in the importance of Asia-Pacific and emerging markets as investment destinations, particularly China, Singapore, South Korea and India. Asia-Pacific’s share of funds raised increased from 6% to 10% during this period.

[6.4]           COMPETITOR OVERVIEW

According to an updated 2009 ranking created by industry magazine Private Equity International  (published by PEI Media called the PEI 300), the largest private equity firm in the world today is TPG, based on the amount of private equity direct-investment capital raised over a five-year window. As ranked by the PEI 300, the 10 largest private equity firms in the world are:

1.	TPG Capital (formerly Texas Pacific Group)

2.	Goldman Sachs Capital Partners

3.	The Carlyle Group

4.	Kohlberg Kravis Roberts

5.	Apollo Global Management

6.	Bain Capital

7.	CVC Capital Partners

8.	The Blackstone Group

9.	Warburg Pincus

10.	Apax Partners

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

[6.5]           STRENGHTS/ WEAKNESSESS/ OPPORTUNITIES/ THREATS

STRENGTHS	WEAKNESSES
Management expertise	Lack clout of larger private equity firms
Strong network of business relationships
No debt, low overhead
Creative investment strategies

OPPORTUNITIES	THREATS
Distressed commercial real estate market	Difficulty in locating & executing on deals
High returns of new social media startups

[6.6]           MEDIA CHANNEL  EVALUATION
Allies will utilize all applicable media channels and promotional tools necessary to accomplish our goal of promoting Allies Limited private equity funds and portfolio companies to investors, market analysts, market makers and other key industry players.  Given the nature of our business, more traditional forms of promotion will likely be used more predominately (e.g. direct selling, press releases, networking etc).  However, newer digital marketing strategies will be incorporated into the marketing mix as possible.

7.0           OPERATIONS

[7.1]           SITE AND FACILITIES MANAGEMENT
Our commercial real estate division will oversee, as applicable or necessary, the execution of any management/maintenance contracts of properties owned or managed by Allies Limited.

[7.2]           TRAINING AND DEVELOPMENT
Presently this component is not needed.  However, as we bring on new division personnel, a comprehensive training program will be instituted.

[7.3]           VENDOR RELATIONSHIP MANAGEMENT (VRM)
 Allies Limited will utilize a set of tools, technologies, policies and support that will ultimately allow us to optimally manage relationships with our vendors, in the event that this kind of management is necessary.

[7.4]           CUSTOMER SERVICE/ CLIENT RELATIONS
Over time and as the company grows, a more formal or identifiable level of support will likely be necessary to assist with client (shareholder)-related inquiries and/or issues.   These personnel will also assist with office operations and marketing support.  Currently this functionality is handled by the sales division.

[7.5]           RESEARCH AND DEVELOPMENT
Some level of research is always underway with the goals of staying abreast of industry and market developments and positioning ourselves to identify potential acquisitions.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

[7.6]           COMPLIANCE
Currently, this specific functionality is not present within the company given the nonexistence of regulatory requirements or oversight applicable to us.

[7.7]           DISASTER RECOVERY PROGRAM
Given the nature of our business, a formal plan is not necessary.

[7.8]           BUSINESS ARCHIVES AND DOCUMENT MANAGEMENT
This component provides the means to preserve and maintain key documents, files, and other items of historical importance or business necessity.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

8.0           FINANCIAL

ALLIES LIMITED
FINANCIAL STATEMENTS

TABLE OF CONTENTS

NOVEMBER 30, 2009

Balance Sheet as of November 30, 2009	26

Statement of Operations for the period from
July 23, 2009 (Date of Inception) to November 30, 2009	27

Statement of Stockholders’ Equity as of November 30, 2009	28

Statement of Cash Flows for the period from
July 23, 2009 (Date of Inception) to November 30, 2009	29

Notes to the Financial Statements	30-46

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

ALLIES LIMITED
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF NOVEMBER 30, 2009

ASSETS

Current assets
Cash and cash equivalents	$257,063

Other Assets
Security deposit	$1,110

TOTAL ASSETS	$258,173

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities

Accrued expenses	$10,204
Total Liabilities	$10,204

STOCKHOLDERS EQUITY
Common stock, $.0001 par value, 100,000,000 shares authorized, 60,583,447 shares issued and outstanding	6,058
Additional paid in capital	293,469
Deficit accumulated during the development stage	-51,558
Total Stockholders’ Equity	247,969

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$258,173

See accompanying notes to financial statements

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

ALLIES LIMITED
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 23, 2009 (INCEPTION) TO NOVEMBER 30, 2009

REVENUES	$0

OPERATING EXPENSES
Professional fees	$12,635
Payroll expenses	$32,465
Rent expense	$3,520
General and administrative expenses	$2,938
TOTAL OPERATING EXPENSES	$51,558

NET LOSS BEFORE INCOME TAXES	$-51,558

PROVISION FOR INCOME TAXES	$0

NET LOSS	$-51,558

NET LOSS PER SHARE: BASIC AND DILUTED	$0

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	$60,344,123

See accompanying notes to financial statements.

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

ALLIES LIMITED
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 23, 2009 (INCEPTION) TO NOVEMBER 30, 2009

				Deficit
				Accumulated
			Additional	during the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total
Inception, July 23, 2009

Shares issued to founders
at $0.000075 per share	40,000,000	$4,000	$-1,000		$3,000
Shares issued for cash
at $0.00017 per share	16,000,000	$1,600	$1,058		$2,658
Shares issued for cash
at $0.00017 per share	4,000,000	$400	$0		$400
Shares issued for cash
at $0.45 per share	444,445	$44	$199,450		$199,494
Shares issued for cash
at $0.75 per share	42,233	$4	$31,671		$31,675
Shares issued for cash
at $0.65 per share	82,769	$8	$53,792		$53,800
Shares issued for cash
at $0.63 per share	8,000	$1	$4,999		$5,000
Shares issued for cash
at $0.58 per share	6,000	$1	$3,499		$3,500
Net loss for the period
ended November 30, 2009	-	-	-	-$51,558	$-51,558

Balance, November 30, ‘09	60,583,447	$6,058	$293,469	-$51,558	$247,969

See accompanying notes to financial statements

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

ALLIES LIMITED
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 23, 2009 (INCEPTION) TO NOVEMBER 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$-51,558
Changes in assets and liabilities
Increase in accrued expenses	$10,204
CASH FLOWS USED IN OPERATING ACTIVITIES	$-41,354

CASH FLOWS FROM INVESTING ACTIVITIES
Security deposit	$-1,110
CASH FLOWS USED IN INVESTING ACTIVITIES	$-1,110

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	$299,527
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	$299,527

NET INCREASE IN CASH	$257,063
Cash, beginning of period	$0
Cash, end of period	$257,063

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0
Income taxes paid	$0

See accompanying notes to financial statements

ALLIES LTD
FRESH IDEAS & SOUND INVESTMENTS

9.0           EXIT STRATEGY

The goal of Allies is to facilitate “liquidity” for our founding shareholders as quickly as possible through a planned Direct Public Offering (DPO) and establishing a market and increased share value for Allies through acquisition of positive cash flow hard assets and promising high technology firms as well as with aggressive marketing through press releases, relationships, and advertising with financial publications, market makers, analysts, and traders. Our goal is to provide a profitable, liquid, free trading investment exit for our shareholders in a relatively short investment cycle.

The principals of Allies Ltd. have restrictions on the sale of their shares and intend to keep the majority of their holdings for an indefinite period of time.